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                             VOTING AGREEMENT


      This Voting Agreement dated as of April 13, 1998, is entered into by and between Mercantile Bancorporation Inc. ("Mercantile"), and the undersigned director and stockholder ("Stockholder") of Financial Services Corporation of the Midwest, a Delaware corporation ("FSCM").

      WHEREAS, FSCM, Mercantile and Ameribanc, Inc., a wholly owned subsidiary of Mercantile ("Ameribanc"), have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the capital stock of FSCM (collectively, the "FSCM Stock") by means of a merger between FSCM and Ameribanc; and

      WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger only if Stockholder enters into this Voting Agreement; and

      WHEREAS, the undersigned stockholder of FSCM believes that the Merger is in his best interest and the best interest of FSCM.

      NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

            1.    Voting Agreement.  Stockholder shall vote all of the shares
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of FSCM Stock he now owns of record or has voting control with respect to or hereafter acquires, in favor of the Merger at the meeting of stockholders of FSCM to be called for the purpose of approving the Merger (the "Meeting").

            2.    No Competing Transaction.  Stockholder shall not vote any
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of his shares of FSCM Stock in favor of any other merger or sale of all or substantially all the assets of FSCM to any person other than Mercantile or its affiliates until the effective time of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of FSCM and Mercantile, whichever comes first.

            3.    Transfers Subject to Agreement.  Stockholder shall not
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transfer his shares of FSCM Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and satisfactory to Mercantile.

            4.    No Ownership Interest.  Nothing contained in this Voting
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Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of FSCM Stock. All rights, ownership and economic benefits of and relating to the shares of FSCM Stock shall remain and belong to Stockholder, and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of FSCM or exercise any power or authority to direct Stockholder in the voting of any of his shares of FSCM Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of FSCM.

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            5.    Evaluation of Investment.  Stockholder, by reason of his
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knowledge and experience in financial and business matters and in his capacity as a director of a financial institution, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $0.01 par value ("Mercantile Common Stock"), contemplated by the Agreement.

            6.    Documents Delivered.  Stockholder acknowledges having
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reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Mercantile delivered the following such documents to
FSCM:

                  (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1997; and

                  (b) Mercantile's Current Reports on Form 8-K dated January 10, 1998 and January 30, 1998.

            7.    Amendment and Modification.  This Voting Agreement may be
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amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Mercantile.

            8.    Entire Agreement.  This Voting Agreement evidences the
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entire agreement among the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement.

            9.    Severability.  The parties agree that if any provision of
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this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

            10.   Counterparts.  This Voting Agreement may be executed in two
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.   Governing Law.  The validity, construction, enforcement and
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effect of this Voting Agreement shall be governed by the internal laws of the
State of Missouri, without regard to its conflict of laws principles.

            12.   Headings.  The headings for the paragraphs of this Voting
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Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

            13.   Termination.  This Voting Agreement shall terminate upon
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the consummation of the Merger or upon termination of the Agreement, whichever comes first.

            14.   Successors.  This Voting Agreement shall be binding upon
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and inure to the benefit of Mercantile and its successors, and Stockholder and Stockholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal

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representatives.  This Voting Agreement shall survive the death or incapacity of Stockholder. This Agreement may be assigned by Mercantile only to an affiliate of Mercantile.



                                    MERCANTILE BANCORPORATION INC.



                                    By:
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                                       John W. Rowe, Executive Vice President
                                       Mercantile Bank National Association
                                       Authorized Officer



                                    STOCKHOLDER



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